Exhibit 99.1

FOR IMMEDIATE RELEASE

Belpointe OZ Addresses Recent Market Volatility and Class A Unit Price

Greenwich, CT - October 19, 2023 - Belpointe PREP, LLC (NYSE American: OZ) (“Belpointe OZ” or “the Company”), the first publicly traded Qualified Opportunity Fund, is issuing this press release to address the recent market volatility in its Class A units and the unit price decline.

Management does not typically opine on market volatility or the market price of the Company’s Class A units; however, in response to a number of inquiries from unitholders, the Company would like to confirm the following:

Management does not believe the recent increase in market volatility or decline in market price of Belpointe OZ’s (NYSE American: OZ) Class A units is attributable to any developments within the Company or its portfolio.

On May 17, 2023, the Company announced a new offering of $750 million of its Class A units with the goal of raising additional capital to better position the Company for current and future investments.

The Company has not issued any new Class A units in connection with its offering at the current unit price, nor does the Company intend to do so.

Management believes that the recent market volatility and decline in market price can be attributed to the unique characteristics of the Company as a Qualified Opportunity Fund. Most holders of the Company’s Class A units acquired their units by reinvesting capital gains in order to take advantage of the Qualified Opportunity Zone tax benefits. During this economic cycle there may be fewer capital gains available for reinvestment, and, consequently, management believes this has led to lower buy-side support for the market price of Company’s Class A units, as well as greater market volatility.

Chief Executive Officer, Brandon Lacoff, stated “We understand and empathize with the concerns of our unitholders regarding the volatility and recent decline in the Company’s Class A unit price. However, we want to emphasize that our approach is long-term, we remain encouraged by the Company’s progress to date, and we are committed to our mission of facilitating investment in Qualified Opportunity Zones and delivering value to our unitholders.” Lacoff added, “The Company’s focus on investing in attractive assets and providing investors with tax benefits through the Qualified Opportunity Zone program remains unchanged.”

About Belpointe OZ

Belpointe OZ is a publicly traded qualified opportunity fund, listed on NYSE American under the symbol “OZ,” and focused on identifying, acquiring, developing or redeveloping and managing commercial real estate located within “qualified opportunity zones” throughout the United States and its territories. Visit https://investors.belpointeoz.com for more information.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking, such as statements containing estimates, projections and other forward-looking information. Forward-looking statements are typically identified by words and phrases such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statements expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond Belpointe OZ’s control. Therefore, Belpointe OZ cautions you against relying on any of these forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Additional information on other potential factors that could affect Belpointe OZ’s results and other risks and uncertainties can be found under the heading “Risk Factors” or other similar headings found in documents Belpointe OZ files from time to time with the SEC, including Belpointe OZ’s annual report on Form 10-K for the year ended December 31, 2022. Except as required by applicable law, including federal securities laws, Belpointe OZ does not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

Investor and Media Relations Contact:

Cody H. Laidlaw

Belpointe PREP, LLC

255 Glenville Road

Greenwich, Connecticut 06831

IR@belpointeoz.com

203-883-1944